Exhibit 6.1

                   PLAN AND AGREEMENT OF REORGANIZATION

                                  BETWEEN


                              INNOVACOM INC.

                                    AND

                        SIERRA VISTA ENTERTAINMENT, INC.


                          DATED FEBRUARY 27, 1997

               as amended on April 1, 1997, and May 14, 1997


Sierra Vista/InnovaCom
Reorg. Agreement 04/01/97

                         TABLE OF CONTENTS


TRANSFER OF SIERRA VISTA SHARES  ............................   1
     1.1.  Establishment of Escrow.  ........................   1
     1.2.  Delivery of Sierra Vista Shares to Escrow Agent.     1

ISSUANCE OF INNOVACOM STOCK
TO SIERRA VISTA SHAREHOLDERS  ...............................   2
     2.1  Issuance and Delivery of Exchange Stock. ..........   2
     2.2  No Lien or Encumbrances on Exchange Stock. ........   2
     2.3  No Registration of the Exchange Stock. ............   2

CLOSING .....................................................   3
     3.1  Closing of Transaction; First Closing Date and Final
          Closing Date.......................................   3
     3.2  Deliveries at Signing of Agreement.  ..............   3
     3.3  Deliveries on the First Closing Date by Sierra Vista. 3
     3.4  Deliveries on the First Closing Date by InnovaCom.    4
     3.5  Deliveries on the Final Closing Date by Sierra Vista. 5
     3.6  Deliveries on the Final Closing Date by InnovaCom.    5
     3.7  Filings; Cooperation. .............................   6

REPRESENTATIONS AND WARRANTIES BY SIERRA VISTA ..............   6
     4.1  Representations and Warranties of Sierra Vista. ...   6
     4.2  Disclosure. .......................................   9

REPRESENTATIONS AND WARRANTIES BY INNOVACOM  ................  10
     5.1   Representations and Warranties of InnovaCom. .....  10
     5.2  Disclosure. .......................................  14

REGISTRATION RIGHTS .........................................  14
     6.1.1.  Demand Registration. ...........................  14
     6.1.2.  Company Registration. ..........................  16
     6.1.3.    Expenses of Registration. ....................  18
     6.1.4.    Registration Procedures. .....................  18
     6.2. Indemnification and Contribution. .................  20
     6.3. Information by the Holder. ........................  22
     6.4. Limitations on Registration of Issues of Securities. 22
     6.5. Transfer or Assignment of Registration Rights. ....  22
     6.6. "Market Stand-off" Agreement. .....................  22

CONDUCT OF PARTIES PENDING CLOSING ..........................  23
     7.1  Conduct of Sierra Vista Business Pending Closing. .  23
     7.2  Conduct of InnovaCom Pending Closing. .............  24

CONDITIONS PRECEDENT TO CLOSING .............................  25
     8.1  Conditions Precedent to Closing. ..................  25

ADDITIONAL COVENANTS OF THE PARTIES .........................  26
     9.1  Cooperation. ......................................  26
     9.2  Expenses. .........................................  26
     9.3  Publicity. ........................................  26
     9.4  Confidentiality. ..................................  26
     9.5  Post-Closing Covenants. ...........................  27

TERMINATION .................................................  28
     10.1 Mutual Termination. ...............................  28

SURVIVAL OF REPRESENTATIONS AND WARRANTIES ..................  28
     11.1 As to Sierra Vista. ...............................  28
     11.2 As to InnovaCom. ..................................  28

MISCELLANEOUS ...............................................  28
     12.1  Entire Agreement, Amendments. ....................  28
     12.2  Binding Agreement. ...............................  28
     12.3 Indemnification ...................................  29
     12.4  Attorney's Fees. .................................  29
     12.5  Severability. ....................................  29
     12.6  Governing Law. ...................................  29
     12.7  Notices. .........................................  29
     12.8  Counterparts; Signatures. ........................  30

EXHIBIT LIST


Exhibit A--List of Shareholders owning the
               outstanding common stock of Sierra Vista Entertainment, Inc.



     SCHEDULE LIST ..........................................  31



Sierra Vista/InnovaCom
Reorg.Agreement 04/01/97

               PLAN AND AGREEMENT OF REORGANIZATION


     This PLAN AND AGREEMENT OF REORGANIZATION ("Agreement") is entered into as of this 27th day of February, 1997, and amended as of April 1, 1997 and May 14, 1997, by and between InnovaCom, Inc., a Nevada corporation ("InnovaCom"), and Sierra Vista Entertainment, Inc., a Nevada corporation ("Sierra Vista").

                      PLAN OF REORGANIZATION

     The transaction contemplated by this Agreement is intended to be a "tax free" exchange (the "Share Exchange") as contemplated by the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. InnovaCom will offer to acquire 100% of Sierra Vista's issued and outstanding common stock, par value $0.001 per share (the "Sierra Vista Stock" or the "Sierra Vista Shares"), in exchange for 8,500,000 shares of InnovaCom's voting common stock, par value $.001 per share (the "Exchange Stock"). Upon the consummation of the exchange transaction and the issuance and transfer of the Exchange Stock as set forth in Section 2 hereinbelow, Sierra Vista will be a wholly-owned subsidiary of InnovaCom.


                             AGREEMENT

                             SECTION 1

                  TRANSFER OF SIERRA VISTA SHARES


     1.1. ESTABLISHMENT OF ESCROW. In order to facilitate the exchange of Sierra Vista Shares for the Exchange Stock, the parties have entered into an escrow agreement with Bartel Eng Linn & Schroder (the "Escrow Agent") establishing an escrow for the deposit and delivery of the Sierra Vista Shares and the Exchange Stock.

     1.2. DELIVERY OF SIERRA VISTA SHARES TO ESCROW AGENT. The Sierra Vista Shareholders listed in Exhibit A as of the First Closing Date as such term is defined in Section 3 hereof, shall transfer, assign, convey and deliver to Escrow Agent, at the First Closing Date, certificates representing 6,500,000 shares of the Sierra Vista Stock. Since it is contemplated that an additional 2,000,000 shares of Sierra Vista common stock will be issued for cash prior to the Final Closing Date, Sierra Vista will ensure that the shares issued after the First Closing Date will be delivered to the Escrow Agent prior to the Final Closing Date as that term
is defined in Section 3 hereof.   The transfer of all Sierra Vista Shares
shall be made free and clear of all liens, mortgages, pledges, encumbrances or charges, whether disclosed or undisclosed, except as any Sierra Vista shareholder and InnovaCom shall have otherwise agreed in writing.

                             SECTION 2

                   ISSUANCE OF INNOVACOM STOCK
                   TO SIERRA VISTA SHAREHOLDERS

     2.1 ISSUANCE AND DELIVERY OF EXCHANGE STOCK. As consideration for the transfer, assignment, conveyance and delivery of the Sierra Vista Shares hereunder, on the First Closing Date, as that term is defined in
Section 3 hereof, or as soon as pratical thereafter, InnovaCom shall deliver to the Escrow Agent, on behalf of and issued in the name of the Sierra Vista Shareholders, one share of InnovaCom voting common stock for each one share of Sierra Vista common stock outstanding immediately prior to the First Closing Date, representing 6,500,000 shares of InnovaCom Common Stock and an additional 2,000,000 shares of InnovaCom Common Stock issued in the name of "Bartel Eng Linn & Schroder, as Escrow Agent" for the shareholders of Sierra Vista who purchase the additional 2,000,000 shares of Sierra Vista common stock after the First Closing Date and before the Final Closing Date (the "Exchange Stock").

     2.2 NO LIEN OR ENCUMBRANCES ON EXCHANGE STOCK. The issuance of the Exchange Stock shall be made free and clear of all liens, mortgages, pledges, encumbrances or charges, whether disclosed or undisclosed, except as the Sierra Vista Shareholders and InnovaCom shall have otherwise agreed in writing. As provided herein and immediately prior to the First Closing Date, InnovaCom shall have issued and outstanding not more than 12,111,084 shares of InnovaCom Common Stock.

     2.3 NO REGISTRATION OF THE EXCHANGE STOCK. The Exchange Stock issued to the Sierra Vista Shareholders shall be issued pursuant to an exemption under the Securities Act of 1933, as amended (the "Act") pursuant to Section 3(a)(10) of the Act, or such other exemption as may be available. The Company shall file an application for a permit to issue its securities pursuant to Section 25121 of the California Corporate Securities Laws of 1968, as amended, ("CCSL") and request a fairness hearing from the Commissioner of Corporations pursuant to Section 25146 of the CCSL. InnovaCom's transfer agent shall issue the Exchange Stock to the Escrow Agent without legend to be delivered to the Sierra Vista Shareholders after the Section 25146 fairness hearing and the issuance of the permit by the
California Commissioner of Corporaitons.    In addition, Sierra Vista

Shareholders shall have registration rights as more specifically provided for in this Agreement.


                             SECTION 3

                              CLOSING

     3.1 CLOSING OF TRANSACTION; FIRST CLOSING DATE AND FINAL CLOSING DATE. The Closing of the Share Exchange (the "Closing") shall take place in two closings, the first of which shall occur when all of the conditions precedent provided for in Section 8.1 to the first closing shall have been satisfied or waived and all deliveries provided for in Sections 3.3. and
3.4. have been made, (the "First Closing Date") and the second of which shall occur on or before May 15, 1997, at 11:00 a.m., Pacific Standard Time, (the "Final Closing Date") unless another date shall be mutually agreed upon by the parties. The Closing shall take place at the offices of Bartel Eng Linn & Schroder, 300 Capital Mall, Suite 1100, Sacramento, CA and simultaneously at such other places mutually agreed to by the parties.

     3.2 DELIVERIES AT SIGNING OF AGREEMENT. Prior to executing this Agreement InnovaCom and Sierra Vista shall provide respective Board Minutes and/or consents approving the terms of this Agreement and the transaction contemplated herein.

     3.3 DELIVERIES ON THE FIRST CLOSING DATE BY SIERRA VISTA. Sierra Vista shall deliver or cause to be delivered to InnovaCom or the Escrow Agent, as the case may be, the following on or before the First Closing
Date:

          (a) to InnovaCom, a copy of the minutes and/or consent of Sierra Vista's Board of Directors authorizing Sierra Vista to take the necessary steps toward Closing the transaction described by this Agreement;

          (b) to InnovaCom, a copy of a Certificate of Good Standing for Sierra Vista issued not more than thirty days prior to the First Closing Date by the Nevada Secretary of State;

          (c)  to InnovaCom, by wire transfer or cashier's check, $250,000;

          (d) to the Escrow Agent, share certificates representing 8,500,000 shares of Sierra Vista common stock, sufficiently endorsed by stock powers for transfer to InnovaCom pursuant to the terms and conditions of this Agreement;

          (e) to InnovaCom, a voting agreement, executed by certain Sierra Vista Shareholders, as more specifically provided for in Section 8.1(e) of this Agreement; and

          (f) to InnovaCom, a certificate signed by Sierra Vista's Chief Executive Officer dated as of the First Closing Date stating that all of Sierra Vista's representations and warranties set forth in this Agreement are true and correct and that all of the conditions of this Agreement applicable to the First Closing Date have been satisfied or waived.

     3.4 DELIVERIES ON THE FIRST CLOSING DATE BY INNOVACOM. InnovaCom shall deliver, or cause to be delivered, to the Sierra Vista or the Escrow Agent, as the case may be, the following on or before the First Closing
Date:

          (a) to the Escrow Agent, certificates representing the Exchange Stock, in the name of the Sierra Vista Shareholders, or any nominee as may be designated by any Sierra Vista Shareholders, and in the name of the Escrow Agent as provided for in Section 2 hereof, each in the appropriate denomination, requested by the Sierra Vista Shareholders, in the aggregate amount of 8,500,000 shares.

          (b) to Sierra Vista, a copy of the minutes and/or consents of InnovaCom's Board of Directors authorizing InnovaCom to take the necessary steps toward Closing the transaction described by this Agreement;

          (c) to Sierra Vista, a copy of a Certificate of Good Standing for InnovaCom issued not more than thirty days prior to the Closing by the Nevada Secretary of State;

          (d) to Sierra Vista, an originally signed Notice of Sale Pursuant to Corporations Code Section 25102(f) and an SEC Form D relating to this transaction;

          (e) to Sierra Vista, a promissory note providing for the borrowing of $250,000 on or before the First Closing Date and an additional $750,000 thereafter, executed by InnovaCom;

          (f) to Sierra Vista, a voting agreement, executed by Mr. Mark Koz, as more specifically provided for in Section 8.1(e) of this Agreement; and
          (f) to Sierra Vista, a certificate signed by InnovaCom's Chief Executive Officer dated as of the First Closing Date stating that all of InnovaCom's representations and warranties set forth in this Agreement are true and correct and that all of the conditions of this Agreement applicable to the First Closing Date have been satisfied or waived.

     3.5 DELIVERIES ON THE FINAL CLOSING DATE BY SIERRA VISTA. Provided that all of the terms and conditions of this Agreement have been satisfied, Sierra Vista or the Escrow Agent, as the case may be, shall deliver to InnovaCom the following on the Final Closing Date:

          (a) the Escrow Agent will deliver all 8,500,000 Sierra Vista Shares to InnovaCom which were deposited with the Escrow Agent pursuant to this Agreement; and

          (b) Sierra Vista will deliver to InnovaCom a certificate signed by Sierra Vista's Chief Executive Officer dated as of the Final Closing Date stating that all of Sierra Vista's representations and warranties set forth in this Agreement are true and correct and that all of the conditions of this Agreement applicable to the final Closing Date have been satisfied or waived.

     3.6 DELIVERIES ON THE FINAL CLOSING DATE BY INNOVACOM. Provided that all of the terms and conditions of this Agreement have been satisfied, InnovaCom or the Escrow Agent, as the case may be, shall deliver to the Sierra Vista Shareholders the following on the Final Closing Date:

          (a) the Escrow Agent will deliver all of the InnovaCom Common Stock to the Sierra Vista Shareholders which were deposited with the Escrow Agent pursuant to Section 3.4(a) hereof;

          (b) InnovaCom will deliver to Sierra Vista an unaudited balance sheet, dated as of a date within three (3) days of the Final Closing Date, showing InnovaCom's assets and liabilities; and

          (c) InnovaCom will deliver to Sierra Vista a certificate signed by InnovaCom's Chief Executive Officer dated as of the Final Closing Date stating that all of InnovaCom's representations and warranties set forth in this Agreement are true and correct and that all of the conditions of this Agreement applicable to the final Closing Date have been satisfied or waived.

     3.7 FILINGS; COOPERATION. Sierra Vista and InnovaCom shall, on request and without further consideration, cooperate with one another by furnishing or using their best efforts to cause others to furnish any additional information and/or executing and delivering or using their best efforts to cause others to execute and deliver any additional documents and/or instruments, and doing or using their best efforts to cause others to do any and all such other things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.


                             SECTION 4

          REPRESENTATIONS AND WARRANTIES BY SIERRA VISTA


     4.1 REPRESENTATIONS AND WARRANTIES OF SIERRA VISTA. Subject to the schedules, attached hereto and incorporated herein by this reference, (which schedules shall be acceptable to InnovaCom), Sierra Vista represents and warrants to InnovaCom as follows:

(a) ORGANIZATION AND GOOD STANDING OF SIERRA VISTA. The Articles of Incorporation of Sierra Vista and all amendments thereto as presently in effect, certified by the Nevada Secretary of State, and the Bylaws of Sierra Vista as presently in effect, certified by the President and Secretary of Sierra Vista, have been delivered to InnovaCom and are complete and correct and since the date of such delivery, there has been no amendment, modification or other change thereto.

(b) CAPITALIZATION. Sierra Vista's authorized capital stock consists of 50,000,000 shares, 40,000,000 of which are common stock, $0.001 par value and of which 8,500,000 shares of voting common stock are issued and currently outstanding or will be issued and outstanding as of the Final Closing Date, and 10,000,000 of which are preferred stock and none of which
will be issued and outstanding as of the Final Closing Date.   All of such
outstanding shares are validly issued, fully paid and non-assessable. Sierra Vista has no currently outstanding promissory notes, other securities or debt instruments except as set forth in SCHEDULE 4.1(B). No other equity securities or debt instruments of Sierra Vista are authorized, issued or outstanding.

According to Sierra Vista's books and records, it currently has approximately 98 shareholders, and all such shareholders are currently residents of one of the following jurisdictions: California, Arizona, Canada, and Sweden. All securities issued by Sierra Vista as of the date of this Agreement have been issued in compliance with all applicable state and federal laws.

(c) SUBSIDIARIES. Sierra Vista has no subsidiaries and no other material investments, directly or indirectly, or other material financial interest in any other corporation or business organization, joint venture or partnership of any kind whatsoever.

(d) FINANCIAL STATEMENTS. Sierra Vista is a recently organized Nevada corporation. As such, it has not commenced operations.
Consequently, Sierra Vista has not prepared audited financial statements.
Schedule 4.1(d) contains the unaudited financial statements of Sierra Vista as of March 31, 1997.

(e) ABSENCE OF UNDISCLOSED LIABILITIES. Except for accounts payable and other liabilities as disclosed in SCHEDULES 4.1(D) AND 4.1(E), Sierra Vista has no other liabilities, other than those incurred in the ordinary course of business, secured or unsecured and whether accrued, absolute, contingent, direct, indirect or otherwise, which would be individually, or in the aggregate, material to the results of operations or financial condition of Sierra Vista as of the First Closing Date.

(f) LITIGATION. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against Sierra Vista or its properties. There are no actions, suits or proceedings pending, or, to the knowledge of Sierra Vista, threatened against or affecting Sierra Vista, any of its officers or directors relating to their positions as such, or any of its properties, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, in connection with the business, operations or affairs of Sierra Vista which might result in any material adverse change in the operations or financial condition of Sierra Vista, or which might prevent or materially impede the consummation of the transactions under this Agreement.

(g) COMPLIANCE WITH LAWS. To the best of its knowledge, the operations and affairs of Sierra Vista do not violate any law, ordinance, rule or regulation currently in effect, or any order, writ, injunction or decree of any court or governmental agency, the violation of which would substantially and adversely affect the business, financial condition or operations of Sierra Vista.

(h) EMPLOYEES. Except as disclosed in Schedule 4.1(h), there are no collective bargaining, bonus, profit sharing, compensation, or other plans, agreements or arrangements between Sierra Vista and any of its directors, officers or employees and there is no written employment, consulting, severance or indemnification a agreements between Sierra Vista on the one hand, and any current or former directors, officers or employees of Sierra Vista on the other hand.

     (i)       ASSETS.  All of Sierra Vista's assets are set forth in
SCHEDULE 4.1(I), and Sierra Vista owns outright and has good and marketable title, or holds valid and enforceable leases or options, to all of such assets, and no liens exist, except for liens placed upon the property at the time of purchase or lease or through one or more financing transactions.

     (j)       TAX MATTERS.  Except as set forth in SCHEDULE
4.1(J) all federal, foreign, state and local tax returns, reports and information statements required to be filed by or with respect to the activities of Sierra Vista have been timely filed. Such returns, reports and information statements are true and correct in all material respects insofar as they relate to the activities of Sierra Vista.

     (k) CONTRACTS. Set forth on SCHEDULE 4.1(K) hereto is a true and complete list of all material contracts, agreements or commitments to which Sierra Vista is a party or is bound. All such material contracts, agreements and commitments are valid and binding on Sierra Vista in accordance with their terms.

     (l) OPERATING AUTHORITIES. Except as set forth on SCHEDULE 4.1(L), to the best of its knowledge, Sierra Vista has all material operating authorities, governmental certificates and licenses, permits, authorizations and approvals ("Permits") required to conduct its business as presently conducted. Except as set forth on SCHEDULE 4.1(L) or otherwise disclosed in this Agreement during the last 2 years, there has not been any notice or adverse development regarding such Permits; such Permits are in full force and effect; no material violations are or have been recorded in respect of any Permit; and no proceeding is pending or threatened to revoke or limit any Permit.

     (m) BOOKS AND RECORDS. The books and records of Sierra Vista are complete and correct, are maintained in accordance with good business practice and accurately present and reflect, in all material respects, all of the transactions therein described, and there have been no transactions involving Sierra Vista which properly should have been set forth therein and which have not been accurately so set forth.

     (n) AUTHORITY TO EXECUTE AGREEMENT. The Board of Directors of Sierra Vista, pursuant to the power and authority legally vested in it, has duly authorized the execution and delivery by Sierra Vista of this Agreement, and has duly agreed to each of the transactions hereby contemplated. Sierra Vista has the power and authority to execute and deliver this Agreement, to approve the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof. Sierra Vista has taken all actions required by law, its Articles of Incorporation, as amended, or otherwise to authorize the execution and delivery of this Agreement. This Agreement is valid and binding upon Sierra Vista in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or breach of the Articles of Incorporation, as amended, or the Bylaws, as amended, of Sierra Vista, or any agreement, stipulation, order, writ, injunction, decree, law, rule or regulation applicable to Sierra Vista.

     (o) FINDER'S, BROKER'S, CONSULTING FEES. Sierra Vista is not liable or obligated to pay any finder's, agent's, broker's or consultant's fee arising out of or in connection with this Agreement or the transactions contemplated by this Agreement other than to R.L Vaerst and Yorkton Securities, Inc.

     4.2 DISCLOSURE. Sierra Vista has disclosed all events, conditions and facts materially affecting the business and prospects of Sierra Vista. Sierra Vista has not withheld knowledge of any such events, conditions or facts which Sierra Vista knows, or has reasonable grounds to know, may materially affect Sierra Vista's business and prospects. No representation or warranty by Sierra Vista in this Agreement nor any certificate, exhibit, schedule or other written document or statement, furnished to InnovaCom by Sierra Vista in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to be stated in order to make the statements contained herein or therein not misleading.


                             SECTION 5

           REPRESENTATIONS AND WARRANTIES BY INNOVACOM

     5.1 REPRESENTATIONS AND WARRANTIES OF INNOVACOM. InnovaCom represents and warrants to Sierra Vista as follows:

(a) ORGANIZATION AND GOOD STANDING. InnovaCom is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to own or lease its properties and to carry on its business as now being conducted and as proposed to be conducted.

(b) CAPITALIZATION. InnovaCom's authorized capital stock consists of 50,000,000 shares of $.001 par value Common Stock (defined above as "InnovaCom Common Stock"), of which 12,111,084 are currently outstanding and will be issued and outstanding as of the First Closing Date and held by approximately 442 shareholders. SCHEDULE 5.1(B) sets forth the names and share ownership of each InnovaCom shareholder owning over 5% of InnovaCom's outstanding common stock as of the date of this Agreement. There are options to purchase 5,4000,000 shares of InnovaCom Common Stock issued and outstanding pursuant to the InnovaCom Stock Option Plan and to officers, directors and consultants and there is no other authorized and/or outstanding options and warrants for InnovaCom Common Stock and no other equity securities or debt obligations of InnovaCom authorized, issued or outstanding and there is no other outstanding options, warrants, agreements, contracts, calls, commitments or demands of any character, preemptive or otherwise, other than this Agreement, relating to any InnovaCom stock, and there is no outstanding security of any kind convertible into InnovaCom stock.

     (c) AUTHORITY TO EXECUTE AGREEMENT. The Board of Directors of InnovaCom, pursuant to the power and authority legally vested in it, has duly authorized the execution and delivery by InnovaCom of this Agreement, and has duly agreed to each of the transactions hereby contemplated.

InnovaCom has the power and authority to execute and deliver this Agreement, to approve the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof. InnovaCom has taken all actions required by law, its Articles of Incorporation, as amended, or otherwise to authorize the execution and delivery of this Agreement. This Agreement is valid and binding upon InnovaCom. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or breach of the Articles of Incorporation, as amended, or the Bylaws, as amended, of InnovaCom, or any agreement, stipulation, order, writ, injunction, decree, law, rule or regulation applicable to InnovaCom.

(d) SUBSIDIARIES. InnovaCom has no subsidiaries and no investments, directly or indirectly, or other financial interest in any other corporation or business organization, joint venture or partnership of any kind whatsoever.

(e) FINANCIAL STATEMENTS. InnovaCom will deliver to Sierra Vista, prior to the First Closing Date, copies of all of InnovaCom's audited and unaudited financial statements through the most recent practical date, all of which, to the best of its knowledge, are true and complete and have been prepared in accordance with generally accepted accounting principles. In addition, InnovaCom shall provide an internally prepared, unaudited balance sheet dated as of a date within three business days of the Final Closing Date (the "Pre-closing Balance Sheet") showing its assets and liabilities.

(f) ABSENCE OF CERTAIN CHANGES. Except as set forth in SCHEDULE 5.1(F), since the date of the most recent unaudited financial statements specified in Section 5.1(e) above, to the best of its knowledge, there has been no material change in InnovaCom's financial condition, assets or liabilities, except capital contributions and the incurring of expenses in connection with the acquisition of Sierra Vista. Further, since the Pre-closing Balance Sheet, other than as set forth in SCHEDULE 5.1(F), to the best of its knowledge, there has been no change in InnovaCom's financial condition, assets or liabilities.

(g)            ABSENCE OF UNDISCLOSED LIABILITIES.  Except as set forth in
SCHEDULE 5.1(G) or to the extent reflected in InnovaCom's most recent financial statements specified in Section 5.1(e) above, or in the Pre-closing Balance Sheet, InnovaCom has no knowledge of any other liabilities, as of the Final Closing Date, of any nature, whether accrued, absolute, contingent, or otherwise except the expenses in connection with the acquisition of Sierra Vista, which would be material, individually or in the aggregate, to the results of operation or financial condition of InnovaCom.

(h) LITIGATION. Except as set forth in SCHEDULE 5.1(H), there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against InnovaCom or its properties. There are no actions, suits or proceedings pending, or, to the knowledge of InnovaCom, threatened against or relating to InnovaCom. InnovaCom is not in default under or with respect to any judgment, order, writ, injunction or decree of any court or of any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality.

(i) CONTRACTS. All of InnovaCom's material contracts are set forth in SCHEDULE 5.1(I) and except as disclosed therein, InnovaCom is not a party to any contract, nor is InnovaCom a party to any written or oral commitment for capital expenditures. InnovaCom has in all material respects performed all obligations required to be performed by it to date and is not in default in any material respect under any agreements or other documents to which it was a party.

(j) TAX MATTERS. Except as set forth in SCHEDULE 5.1(J), all federal, foreign, state and local tax returns, reports and information statements required to be filed by or with respect to the activities of InnovaCom have been filed for all the years and periods for which such returns and statements were due, including extensions thereof. InnovaCom has not incurred any liability with respect to any federal, foreign, state or local taxes except in the ordinary and regular course of business. Except as set forth in SCHEDULE 5.1(J), InnovaCom is not delinquent in the payment of any such tax or assessment, and no deficiencies for any amount of such tax have been proposed or assessed.

     (k) INTELLECTUAL PROPERTIES. All of InnovaCom's intellectual properties, including, but not limited to, the DVImpact chip, are set forth in SCHEDULE 5.1(K). InnovaCom owns outright and has good and marketable title, or holds valid and enforceable license agreements or assignments, to all of such assets, and no liens or encumbrances exists thereon.

(l) COMPLIANCE WITH LAWS. To the best of its knowledge, the operations and affairs of InnovaCom do not violate any law, ordinance, rule or regulation currently in effect, or any order, writ, injunction or decree of any court or governmental agency, the violation of which would substantially and adversely affect the business, financial condition or operations of InnovaCom.

(m) EMPLOYEES. Except as disclosed in SCHEDULE 5.1(M), there are no collective bargaining, bonus, profit sharing, compensation, or other plans, agreements or arrangements between InnovaCom and any of its directors, officers or employees and there is no employment, consulting, severance or indemnification arrangements, agreements or understandings between InnovaCom on the one hand, and any current or former directors, officers or employees of InnovaCom on the other hand.

(n) OPERATING AUTHORITIES. Except as set forth on SCHEDULE 5.1(N), to the best of its knowledge, InnovaCom has all material operating authorities, governmental certificates and licenses, permits, authorizations and approvals ("Permits") required to conduct its business as presently conducted. Except as set forth on SCHEDULE 5.1(N) or otherwise disclosed in this Agreement during the last 2 years, there has not been any notice or adverse development regarding such Permits; such Permits are in full force and effect; no material violations are or have been recorded in respect of any Permit; and no proceeding is pending or threatened to revoke or limit any Permit.

     (o) BOOKS AND RECORDS. The books and records of InnovaCom are complete and correct, are maintained in accordance with good business practice and accurately present and reflect, in all material respects, all of the transactions therein described, and there have been no transactions involving InnovaCom which properly should have been set forth therein and which have not been accurately so set forth.

(p) FINDER'S FEES. InnovaCom is not liable or obligated to pay any finder's, agent's or broker's fee arising out of or in connection with this Agreement or the transactions contemplated by this Agreement.

     5.2 DISCLOSURE. No representation or warranty by InnovaCom in this Agreement, nor any statement or certificate furnished or to be furnished to Sierra Vista pursuant hereto, or in connection with the transactions contemplated hereby, knowingly contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.


                                 SECTION 6

                            REGISTRATION RIGHTS

     6.1.1. DEMAND REGISTRATION. Upon the election of a majority of the Exchange Stock issued by InnovaCom to the Sierra Vista Shareholder (the "Holders") pursuant to this Agreement, InnovaCom shall promptly initiate a registration with respect to all or a part of the Exchange Stock (hereinafter referred to as the "Registrable Securities"). In this respect, and in connection with all Registrable Securities, InnovaCom will:

     (a) promptly give written notice of the proposed registration to all other Holders; and

     (b) as soon as practicable, use its best efforts to effect such registration (including, without limitation, the execution of an undertaking to file post-effective amendments, and appropriate compliance with applicable regulations issued under the Securities Act and applicable state securities laws) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request given within thirty (30) days after receipt of such written notice from InnovaCom; provided that InnovaCom shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this SECTION 6.1 in any particular jurisdiction in which InnovaCom would be required to qualify to do business as a foreign corporation in such jurisdiction unless InnovaCom is already qualified as a foreign corporation in such jurisdiction and except as may be required by the Securities Act or applicable rules or regulations thereunder;

     (c) The Holders of Registrable Securities shall be entitled to only one (1) registration pursuant to this SECTION 6.1.1 which has been declared or ordered effective by the Commission for a period of at least
(90) days; PROVIDED, HOWEVER, if in such registration the Holders are not able to sell in such registration at least 90% of their Registrable Securities requested to be included in such registration, then such Holders will be entitled to demand one additional registration pursuant to the provisions of this SECTION 6.1.1;

     (d) Such registration shall be on a Long-Form Registration or a Short-Form Registration to the extent InnovaCom meets the applicable requirements under the Securities Act for a Short-Form Registration.

Subject to the foregoing clauses (b), (c) and (d), InnovaCom shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders demanding registration pursuant to the provisions of this Section 6.1.1 (the "Initiating Holders").

          The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of set forth below, include other securities of InnovaCom which are held by persons who, by virtue of agreements with InnovaCom, are entitled to include their securities in any such registration, and InnovaCom shall have the right to include securities in such registration for its own account.

          If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise InnovaCom as a part of their request made pursuant to SECTION
6.1.1 and InnovaCom shall include such information in the written notice referred to in SECTION 6.1.1(A). The right of any Holder to registration pursuant to SECTION 6.1.1 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder with respect to such participation and inclusion) to the extent provided herein. A Holder may elect to include in such underwriting all or a part of the Registrable Securities he holds.

               If InnovaCom shall request inclusion of its securities in any registration pursuant to SECTION 6.1.1, or if holders of Other Registrable Securities request such inclusion, securities of InnovaCom and holders of Other Registrable Securities may be included in the underwriting conditioned on their acceptance of the further applicable provisions of this SECTION 6. InnovaCom shall (together with all Holders, officers, directors, and holders of Other Registrable Securities proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders and acceptable to InnovaCom (which acceptance shall not be unreasonably withheld or delayed). Notwithstanding any other provision of this SECTION 6.1.1, if the representative advises the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the securities of InnovaCom held of record by officers or directors (other than Other Registrable Securities) of InnovaCom shall be excluded from such registration to the extent so required by such limitation, and if a limitation of the number of shares is still required, then the securities of InnovaCom shall be excluded from such registration to the extent so required by such limitation, and if a limitation of the number of shares is still required, then the Other Registrable Securities shall be excluded from such registration to the extent so required by such limitation, and if a limitation is still required, the number of shares that may be included in the registration and underwriting shall be allocated among all Holders of Registrable Securities in proportion, as nearly as practicable, to the respective amounts of Registrable Securities which such Holders requested to be included in such registration at the time of filing the registration statement. No Registrable Securities or any other securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. If any holder of Registrable Securities, Other Registrable Securities, or any officer or director who has requested inclusion in such registration as provided above disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to InnovaCom, the underwriter and the Initiating Holders. The securities so withdrawn shall also be withdrawn from registration.

          6.1.2. COMPANY REGISTRATION. If InnovaCom, at any time or from time to time during the period commencing on the date of this Agreement and ending on the fifth anniversary of the Final Closing Date, shall determine to register any of its securities for its own account or for the account of others, other than a registration relating solely to "employee benefit plans" (Form S-8), or a registration relating solely to a Commission Rule 145 transaction (Form S-4), or a registration on any registration form which does not permit secondary sales, InnovaCom will:

           (a) promptly give to each Holder written notice thereof (which shall include a list of the jurisdictions in which InnovaCom intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and

           (b) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by any Holder within thirty (30) days after receipt of the written notice from InnovaCom described in clause (a) above, except as set forth below. Such written request may specify all or a part of a Holder's Registrable Securities.

          If the registration of which InnovaCom gives notice is for a registered public offering involving an underwriting, InnovaCom shall so advise the Holders as a part of the written notice given pursuant to
SECTION 6.1.2(A). In such event the right of any Holder to registration pursuant to SECTION 6.1.2 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with InnovaCom and any other shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for underwriting. Notwithstanding any other provision of this SECTION 6.1.2, if the underwriter determines that marketing factors require a limitation on the number of shares to be underwritten, the underwriter may (subject to the allocation priority set forth below) limit the number of Registrable Securities to be included in the registration and underwriting. InnovaCom shall so advise all holders of securities requesting registration, and the number of shares that are entitled to be included in the registration and underwriting shall be allocated in the following manner. The securities of InnovaCom held by officers and directors of InnovaCom (other than Other Registrable Securities) shall be excluded from such registration and underwriting to the extent required by such limitation and, if a limitation on the number of shares is still required, then:

           (i) if the registration is initiated by InnovaCom for its account, the securities of InnovaCom held by holders of Other Registrable Securities and by each of the Holders of Registrable Securities shall be excluded to the extent required by such limitation, in proportion, as nearly as practicable, to the respective amount of Other Registrable Securities and Registrable Securities then owned by each such holder, prior to limiting the inclusion of the securities of InnovaCom to be included in such registration; PROVIDED, HOWEVER, that in no event shall the number of Registrable Securities included in the registration be reduced if such reduction would cause the Registrable Securities to be less than 10% of the securities included in such registration;

          (ii) if the registration is initiated at the request of holders of Other Registrable Securities, then the securities of InnovaCom held by the Holders of Registrable Securities shall be excluded to the extent required by such limitation, in proportion, as nearly as practicable, to the respective amount of Registrable Securities which each such Holder had requested to be included in such registration at the time of filing the registration statement; PROVIDED, HOWEVER, that in no event shall the number of Registrable Securities included in the registration be reduced if such reduction would cause the Registrable Securities to be less than 10% of the securities included in such registration. If the underwriter has not limited the number of Registrable Securities requested to be underwritten under this paragraph (ii), InnovaCom may include its securities for its own account in such registration if the underwriter so agrees and if the number of Registrable Securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

          If any Holder of Registrable Securities, Other Registrable Securities or any officer or director disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to InnovaCom and the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

          6.1.3. EXPENSES OF REGISTRATION. All Registration Expenses relating to the Registrable Securities incurred in connection with any registration, qualification or compliance pursuant to this SECTION 6 shall be borne by InnovaCom. All Selling Expenses shall be borne by the holders of the securities so registered, pro rata on the basis of the number of their shares so registered.

          6.1.4. REGISTRATION PROCEDURES. In the case of each registration effected by InnovaCom pursuant to SECTION 6, InnovaCom will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, InnovaCom will:

               (a) Keep such registration effective for a period of one hundred eighty (180) days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs; provided, however, that in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such one hundred eighty (180) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that

Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment, permit, in lieu of filing a post-effective amendment which (y) includes any Prospectus required by Section 10(a)(3) of the Securities Act or (z) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in clause (y) and (z) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement;

               (b) Furnish such number of prospectuses, including a summary or a preliminary prospectus, and other documents incident thereto as each Holder from time to time may reasonably request;

               (c) In connection with any underwritten offering pursuant to a registration statement filed pursuant to SECTION 6.1 hereof, InnovaCom will enter into any underwriting agreement reasonably necessary to effect the offer and sale of the securities, provided such underwriting agreement contains customary underwriting provisions and provided further that if the underwriter so requests the underwriting agreement will contain customary indemnification and contribution provisions;

               (d) Use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable (but not more than 18 months) after the effective date of the registration statement, an earnings statement which shall satisfy the provisions of Section 11(a) of the Securities Act, and the rules and regulations promulgated thereunder;

               (e)  Use its best efforts to list such Registrable
Securities on any securities exchange on which any equity security of InnovaCom is then listed, if such Registrable Securities are not already so listed and if such listing is then permitted under the rules of such exchange, and to provide a transfer agent and registrar for such Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

               (f) Furnish to each seller of Registrable Securities included in such registration such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by such sellers;

               (g) Make available at InnovaCom's offices for inspection by any seller of such Registrable Securities covered by such registration statement, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by any such seller or any such underwriter, all financial and other records, corporate documents and properties of InnovaCom material to such registration, and cause all of InnovaCom's officers, directors and employees to supply all information material to such registration reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

               (h) Furnish or cause to be furnished to each seller of Registrable Securities covered by such registration statement, a copy of the opinion of counsel for InnovaCom, and a copy of the "comfort" letter signed by the independent public accounts who have certified InnovaCom's financial statements included in the registration statement, delivered on the closing date to the underwriters of such Registrable Securities; and

               (i) In the event of the issuance of any stop order suspending the effectiveness of any registration statement or of any order suspending or preventing the use of any prospectus or suspending the qualification of any Registrable Securities for sale in any jurisdiction, use its best efforts promptly to obtain its withdrawal.

          6.2. INDEMNIFICATION AND CONTRIBUTION.

               (a) InnovaCom will indemnify the Holder and its successors and each of its officers, directors and partners, and each person controlling the Holder, and its successors, with respect to which registration, qualification or compliance has been effected pursuant to this SECTION 6, and each underwriter, if any, and each person who controls any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by InnovaCom of the Securities Act or any rule or regulation thereunder applicable to InnovaCom and relating to action or inaction required of InnovaCom in connection with any such registration, qualification or compliance, and will reimburse the Holder, and its successors and its officers, directors and partners, and each person controlling the Holder, its successors, each such underwriters and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, provided that InnovaCom will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to InnovaCom by any Holder, successor or underwriter and stated to be specifically for use therein.

               (b) The Holder, and its successors will, if Registrable Securities held by it are included in the securities as to which such registration, qualification or compliance is being effected, indemnify InnovaCom, each of its directors and officers and each underwriter, if any, of InnovaCom's securities covered by such a registration statement, each person who controls InnovaCom or such underwriter within the meaning of the Securities Act and the rules and regulations thereunder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse InnovaCom and its directors, officers, partners, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to InnovaCom by any Holder (or the Holder's successors) and stated to be specifically for use therein; provided, however, that the obligations of the Holder (or the Holder's successors) hereunder shall be limited to an amount equal to the net proceeds to the Holder (or the Holder's successors) of Registrable Securities sold or to be sold in such registration.

               (c)  Each party entitled to indemnification under this
SECTION 6.2 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld or delayed), and the Indemnified Party may participate in such defense at its own expense (except in the event such Indemnified Party may not be represented by the counsel retained by the Indemnifying Party due to a conflict of interest, in which case the Indemnifying Party shall pay the counsel fees incurred by the Indemnified Party), and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this
SECTION 6. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation alleged by such claimant or plaintiff. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

               (d) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director or controlling person of such Indemnified Party and will survive the transfer of securities. The Indemnifying Party also agrees to make such provisions, as are reasonably requested by any Indemnified Party, for contribution to such party in the event the Indemnifying Party's indemnification is unavailable for any reason.

          6.3. INFORMATION BY THE HOLDER. If Registrable Securities of the Holder (or its successors) are included in any registration, the Holder (or its successors) shall furnish to InnovaCom such information regarding the Holder (or its successors) and the distribution proposed by them as InnovaCom may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this SECTION 6.

          6.4. LIMITATIONS ON REGISTRATION OF ISSUES OF SECURITIES. Any right given by InnovaCom to any holder or prospective holder of InnovaCom's securities in connection with the registration of securities shall comply with this SECTION 6.

          6.5. TRANSFER OR ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause InnovaCom to register Registrable Securities under SECTION 6.1.1 OR 6.1.2 may not be assigned but shall inure to the benefit of any successor of the Holder.

          6.6. "MARKET STAND-OFF" AGREEMENT. Except for securities of the Holder (or its successors) being distributed pursuant to an effective registration statement under this SECTION 6, the Holder (or the Holder's successors) agree, if requested by InnovaCom and an underwriter of Common Stock (or other securities) of InnovaCom, not publicly to sell or otherwise transfer or dispose of any Common Stock (or other securities) of InnovaCom held by it during the seven (7) day period prior to and the ninety (90) day period following the effective date of a registration statement of InnovaCom filed under the Securities Act.

          InnovaCom agrees (x) not to effect any public sale or distribution of its equity securities or securities convertible into or exchangeable or exercisable for any of such securities during the seven (7) days prior to and the ninety (90) days after any underwritten registration pursuant to SECTION 6.1.1. OR 6.1.2 has become effective, except as part of such underwritten registration and except pursuant to registrations on Form S-4 or S-8 or any successor or similar forms thereto, and (y) to use its best efforts to cause each holder of its equity securities or any securities convertible into or exchangeable or exercisable for any of such securities who is an affiliate of InnovaCom to agree not to effect any such public sale or distribution of such securities during such period. Such agreement shall be in writing in a form satisfactory to InnovaCom and such underwriter. InnovaCom may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said ninety (90) day period.


                             SECTION 7

                CONDUCT OF PARTIES PENDING CLOSING

          7.1 CONDUCT OF SIERRA VISTA BUSINESS PENDING CLOSING. Sierra Vista, covenants that pending the Final Closing Date:

               (a) Sierra Vista's business will be conducted only in the ordinary course.

               (b) No change will be made in Sierra Vista's Articles of Incorporation or bylaws other than such changes as may be first approved in writing by InnovaCom.

               (c) Sierra Vista will not consider any inquiries or proposals relating to the possible merger or reorganization of Sierra Vista or its assets, except to the extent that they may be legally obligated to do so in which case InnovaCom would be notified in writing.

               (d) Other than in the ordinary course of business, no contract or commitment will be entered into by or on behalf of Sierra Vista or indebtedness otherwise incurred, except with the prior consent of InnovaCom.

               (e) No dividends shall be declared, no stock bonuses or options shall be granted and no extraordinary increases in compensation to employees, including officers, shall be declared and no new employment agreements shall be entered into with officers or directors of Sierra Vista, except with notice in writing to InnovaCom.

               (f) Sierra Vista will use its best efforts to preserve Sierra Vista's business organization intact; to keep available to Sierra Vista the services of its present officers and employees; and to preserve the goodwill of those having business relations with Sierra Vista.

               (g) Subject to the protection provided by Section 9.4 herein, Sierra Vista has given or will give to InnovaCom, its accountants and other representatives full access during normal business hours throughout the period prior to the Final Closing Date, to all of Sierra Vista's properties, books, contracts, commitments, and records, and has furnished InnovaCom during such period with all such information concerning Sierra Vista's affairs as InnovaCom may reasonably request.

          7.2 CONDUCT OF INNOVACOM PENDING CLOSING. InnovaCom covenants that, pending the Closing:

               (a) No change will be made in InnovaCom's Articles of Incorporation or bylaws or in InnovaCom's authorized or issued shares of stock, and, except for shares issued for cash for working capital purposes, no change will be made in InnovaCom's issued shares of stock except as may be first approved in writing by Sierra Vista.

               (b) InnovaCom will not discuss or negotiate with any other corporation, firm or other person, or entertain or consider any inquiries or proposals relating to the possible disposition of its shares of capital stock, or its assets, except to the extent that it may be legally obligated to do so in which case Sierra Vista would be notified in writing.

               (c) No dividends shall be declared, no stock options granted and no employment agreements shall be entered into with officers or directors of InnovaCom, except as may be first approved in writing by Sierra Vista.

               (d) Other than in the ordinary course of business, no contract or commitment will be entered into by or on behalf of InnovaCom or indebtedness otherwise incurred, except with the prior consent of Sierra Vista.

               (e) Subject to the protection provided by Section 9.4 herein, InnovaCom has given or will give to Sierra Vista, its accountants and other representatives, full access, during normal business hours throughout the period prior to the Final Closing Date, to all of InnovaCom's books and records concerning InnovaCom's affairs as Sierra Vista may reasonably request.


                             SECTION 8

                  CONDITIONS PRECEDENT TO CLOSING

          8.1 CONDITIONS PRECEDENT TO CLOSING. All obligations of InnovaCom, and Sierra Vista under this Agreement are subject to the fulfillment, prior to or at the First Closing Date and the Final Closing Date, as the case may be, of all conditions herein set forth, including, but not limited to, receipt by the appropriate party of all deliveries required by Section 3 herein, and fulfillment, prior to the First Closing Date and the Final Closing Date, as the case may be, of each of the following conditions:

               (a) Sierra Vista's and InnovaCom's representations, warranties and covenants contained in this Agreement shall be true at the time of the First Closing Date and the Final Closing Date as though such representations, warranties and covenants were made at such time.

               (b) Sierra Vista shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with prior to or at the First Closing Date and the Final Closing Date.

               (c) On the First Closing Date, Sierra Vista shall loan Innovacom $250,000 and prior to the Final Closing Date, up to an additional $750,000.

               (d) Before the Final Closing Date, Sierra Vista shall have raised at least $3,000,000 through the private placement of its equity securities and shall have a cash balance of $3,000,000 on the Final Closing Date, less the amounts loaned to InnovaCom pursuant to this Agreement, commissions (which shall not exceed five percent (5%) of the proceeds raised), finder's fees of $100,000, professional fees, and expenses.

               (e) Effective as of the First Closing Date, the current members of InnovaCom's board of directors shall take all steps necessary to expand the authorized number of directors to six and to appoint three directors, nominated by letter from Sierra Vista's Chief Executive Officer.

In addition, as of the First Closing Date, certain Sierra Vista Shareholders totaling 3,700,000 shares of voting common stock and Mr. Mark Koz will have entered into a voting agreement wherein Mr. Koz will have the right to nominate three (3) members of the six (6) member board of directors and the Sierra Vista Shareholders will have the right to nominate three (3) members of the six (6) members of the board of directors and all shares subject to the voting agreement will vote in favor of the six nominees.

               (f) Before the Final Closing Date, Mr. Mark Koz shall enter into a five (5) year employment agreement with InnovaCom as president and chief executive officer on terms mutually acceptable to Mr. Koz, InnovaCom and Sierra Vista and Mr. F. James Anderson shall enter into a five (5) year employment agreement with InnovaCom as the president of InnovaCom's Sierra Vista Entertainment division on terms mutually acceptable to Mr. Anderson, InnovaCom and Sierra Vista. No other employee of InnovaCom or Sierra Vista shall have any employment agreements which are not "at will" agreements without severance benefits provided for therein.

                             SECTION 9

                ADDITIONAL COVENANTS OF THE PARTIES

          9.1 COOPERATION. Sierra Vista and InnovaCom will cooperate with each other and their respective agents in carrying out the transactions contemplated by this Agreement, and in delivering all documents and instruments deemed reasonably necessary or useful by the other party.

          9.2 EXPENSES. Each of the parties hereto shall pay all of its respective costs and expenses (including attorneys' and accountants' fees, finder's and consultant's fees, costs and expenses) incurred in connection with this Agreement and the consummation of the transactions contemplated herein.

          9.3 PUBLICITY. Prior to the Final Closing Date, any written news releases and/or other shareholder communication by any party pertaining to this Agreement or the transactions contemplated herein shall be submitted to the other parties for their review and approval prior to such news release and/or other shareholder communication provided, however, that (a) such approval shall not be unreasonably withheld, and (b) such review and approval shall not be required of disclosures required to comply, in the judgment of counsel, with federal or state securities or corporate laws or policies.

          9.4 CONFIDENTIALITY. While each party is obligated to provide access to and furnish information in accordance with this Agreement, it is understood and agreed that such disclosure and information obtained as a result of such disclosures are proprietary and confidential in nature.
Each party agrees to hold such information in confidence and not to reveal any such information to any person who is not a party to this Agreement, or an officer, director or key employee thereof, and not to use the information obtained for any purpose other than assisting in its due diligence inquiry. This subsection 9.4 shall survive the execution and delivery of this Agreement, the Closing and the consummation of the transaction called for by this Agreement and shall not be limited to the time period otherwise set forth in Section 12 below.

          9.5 POST-CLOSING COVENANTS. The parties hereto agree to the following covenants to be performed after the Closing:

               (a) The Sierra Vista Shareholders and InnovaCom, by and through its newly constituted board of directors, shall use their very best efforts to raise at least $12 million through the issuance of InnovaCom common stock at a price equal to or greater than $5.00 per share. Final terms and conditions to the issuance of additional shares shall be subject to the approval of the newly constituted board of directors. The proceeds from the private placement shall be used to bring the DVImpact chip into production, for acquisitions, and for other general corporate and working capital purposes. The parties shall commence their fund raising activities immediately with a view towards completing the private placement as soon as possible.

               (b) Promptly after meeting the financial listing criteria for the NASDAQ Stock Market, InnovaCom will commence the SEC registration and NASD application procedure to have its stock listed and traded on the NASDAQ Stock Market.

               (c) InnovaCom agrees that of the $3 million raised by Sierra Vista prior to the Final Closing Date, after deducting commissions, finder's fees, professional fees and expenses, shall be allocated two thirds to the operations of InnovaCom in furtherance of its efforts to commercialize the DVImpact chip and one third to the operations of Sierra Vista, a wholly owned subsidiary of InnovaCom, in furtherance of its effort to develop commercially viable entertainment properties, such as screen plays and the production of movies.

                            SECTION 10

                            TERMINATION

          10.1 MUTUAL TERMINATION. Sierra Vista and InnovaCom may agree to mutually terminate this Agreement prior to Closing without any liability to each other.

                            SECTION 11

                  SURVIVAL OF REPRESENTATIONS AND
                            WARRANTIES

          11.1 AS TO SIERRA VISTA. The representations and warranties of Sierra Vista contained herein shall survive the execution and delivery of this Agreement, the Closing and the consummation of the transactions called for by this Agreement for a period of 2 years from the date of this Agreement unless a lesser time period is specified.

          11.2 AS TO INNOVACOM. The representations and warranties of InnovaCom contained herein shall survive the execution and delivery of this Agreement, the Closing and the consummation of the transactions called for by this Agreement for a period of 2 years from the date of this Agreement unless a lesser time period is specified.


                            SECTION 12

                           MISCELLANEOUS

          12.1 ENTIRE AGREEMENT, AMENDMENTS. This Agreement (including the Exhibits and Schedules hereto) contains the entire agreement between the parties with respect to the transactions contemplated hereby, and supersedes all negotiations, representations, warranties, commitments, offers, contracts, and writings prior to the date hereof. No waiver and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the parties to this Agreement.

          12.2 BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective assigns and successors in interest; provided, that neither this Agreement nor any right hereunder shall be assignable by InnovaCom or Sierra Vista without the prior written consent of the other parties.

          12.3 INDEMNIFICATION

               (a) BY INNOVACOM. InnovaCom covenants and agrees to defend, indemnify and hold harmless Sierra Vista, each of its officers, directors, employees, agents, advisors and shareholders and affiliates (collectively, the "Sierra Vista Indemnitees") from and against, any loss, liability, damage or expense (including reasonable attorney's fees and costs) which any Sierra Vista Indemnitee may suffer, sustain or become subject to as a result of a breach of any representation or warranty by InnovaCom contained in this Agreement.

               (b) BY SIERRA VISTA. Sierra Vista covenants and agrees to defend, indemnify and hold harmless each of the officers, directors, employees, agents, advisors of InnovaCom, and shareholders owning over 10% of InnovaCom's common stock, as such persons existed prior to the Final Closing Date (collectively, the "InnovaCom Indemnitees") from and against any loss, liability, damage or expense (including reasonable attorney's fees and costs) which the InnovaCom Indemnitees may suffer, sustain or become subject to, as a result of a breach of any representation, warranty or covenant by Sierra Vista contained in this Agreement.

          12.4  ATTORNEY'S FEES.  Except as otherwise provided for in
Section 12.3 above, in the event of any controversy, claim or dispute among the parties to this Agreement arising out of or relating to this Agreement or breach thereof, each party hereto shall pay its own legal expenses, attorney's fees and costs.

          12.5 SEVERABILITY. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect on any other provisions hereof.

          12.6 GOVERNING LAW. In any action or proceeding arising out of or related to this Agreement, the law of the State of California shall be followed.

          12.7 NOTICES. All notices or other communications required hereunder shall be in writing and shall be sufficient in all respects and shall be deemed delivered after 3 days if sent via registered or certified mail, postage prepaid; the next day if sent by overnight courier service; or upon completion of transmission if sent by facsimile to the following:

          IF TO SIERRA VISTA:

               Mr. F. James Anderson
               13940 Lodestar Drive
               Grass Valley, CA 95949
               Fax: 916-346-2681


          IF TO INNOVACOM:

               Mr. Mark Koz, CEO
               InnovaCom, Inc.
               2855 Kifer Road, Suite 100
               Santa Clara, CA 95051
               Fax: 408-727-8778

          12.8 COUNTERPARTS; SIGNATURES. This Agreement may be executed in one or more counterparts, each of which may be deemed an original, but all of which together, shall constitute one and the same instrument. This Agreement may be executed by a party and sent to the other parties via facsimile transmission and the facsimile transmitted copy shall have the same integrity, force and effect as an original document.

                IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


INNOVACOM INC, a Nevada            SIERRA VISTA ENTERTAINMENT,
corporation                        INC., a Nevada corporation



By: MARK KOZ                       By:  F. JAMES ANDERSON
    Mark Koz, President               F. James Anderson, CEO

                           EXHIBIT LIST


Exhibit A--List of Shareholders owning the
                 outstanding common stock of Sierra Vista Entertainment, Inc.



                           SCHEDULE LIST

SIERRA VISTA


Schedule 4.1(b)            Capitalization

Schedule 4.1(e)            Absence of Undisclosed Liabilities

Schedule 4.1(I)            Assets

Schedule 4.1(j)            Tax Matters

Schedule 4.1(k)            Contracts

Schedule 4.1(l)            Operating Authorities


INNOVACOM

Schedule 5.1(b)            Capitalization

Schedule 5.1(f)            Absence of Undisclosed Certain Changes

Schedule 5.1(g)            Absence of Undisclosed Liabilities

Schedule 5.1(h)            Litigation

Schedule 5.1(i)            Tax Matters

Schedule 5.1(k)            Intellectual Properties

Schedule 5.1(m)            Employees

Schedule 5.1(n)            Operating Authorities